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                               [KCSA LETTERHEAD]


CONTACT:  Gordon DuGan/John Park
          Phone: (212) 492-1100

KCSA      Les Schupak/Anne Maguire
CONTACT:  Phone: (212) 682-6300, ext. 207/291
          E-mail: kcsa@aol.com

                                                           FOR IMMEDIATE RELEASE

                   CPA(R) 1-9 INVESTORS APPROVE $750 MILLION
                             TAX FREE CONSOLIDATION

                                  ------------

               CAREY DIVERSIFIED LLC TO TRADE ON NYSE JANUARY 21

NEW YORK, December 17, 1997 - W.P. Carey & Co., Inc. announced today that investors of CPA(R) 1-9 have overwhelmingly approved the consolidation of these closed-end real estate investment funds into a publicly traded Delaware limited liability company (LLC), to be called Carey Diversified LLC. On January 21, Carey Diversified LLC, with an asset base of approximately $750 million, will become the nation's largest publicly traded limited liability company and will trade on the New York Stock Exchange (NYSE) under the symbol "CDC."

     Carey Diversified's Chairman, Francis J. Carey, said, "With an average of 96 percent of the people who voted voting in favor of this consolidation, it is apparent that investors were eager to participate in this new investment vehicle seeking to capitalize on W.P. Carey's 25-year track record of making money for investors. Carey Diversified has been formed with the objective of providing investors with disciplined and solid growth opportunities while preserving capital and maintaining a predictable source of income."


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W.P. CAREY/2

     The CPA(R) funds were originally offered to investors between 1979 and 1990 for the specific purpose of purchasing net-leased commercial and industrial real estate nationwide. Investors in these Partnerships originally invested $400 million. With the completion of the Consolidation, investors will have received $1 billion in distributions and exchange value. Collectively, the CPA(R):1-9 partnerships owned 198 properties in 37 states totaling more than 20-million square feet which will now be part of Carey Diversified's portfolio.

     In commenting on the approval process, John Collins, vice president of Shareholder Communications Corp., Carey's information agent, noted, "There was an extremely large approval rate for this consolidation - probably the highest we have ever seen. With this approval, investors for the first time will have the opportunity to participate in a W.P. Carey public security," Mr. Collins said.

     Carey Diversified's President, Gordon DuGan noted that "it's a testimony to the Carey organization's investment record and a hugely loyal investor base. This will stand Carey Diversified in good stead as it becomes a prominent public vehicle for investors looking for well-managed companies in the real estate business."

     "Carey's management has significant experience with innovative net-lease real estate financing strategies, having invested over $2 billion in net-lease transactions during the past 25 years on behalf of individual and institutional clients. Furthermore, Carey Diversified has other benefits not previously available to the CPA(R) programs; greater portfolio diversification, the ability to grow its portfolio and reinvest proceeds from sales, as well as access to new capital to finance growth," Mr. DuGan said.


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W.P. CAREY/3


     Carey Diversified's Board of Directors includes renowned investment professionals. Among the outside independent directors will be Eberhard Faber IV, former CEO of Eberhard Faber, Inc. and Director of the Federal Reserve Bank of Philadelphia; Dr. Lawrence R. Klein, a Nobel Laureate in Economics; Donald
E. Nickelson, Vice Chairman of Harbor Group and former President of PaineWebber Group; Charles C. Townsend, former head of Corporate Finance at Morgan
Stanley and Chairman of Morgan Stanley Realty; and Reginald Winssinger, Chairman of Horizon Real Estate Group, a leading Arizona-based real estate development company.

     Francis J. Carey has relinquished his current responsibilities as President of W. P. Carey and affiliated companies to become the full-time Chairman of Carey Diversified. W. P. Carey, through an affiliate, will continue to manage the assets of the new NYSE listed entity and will select its future investments.

     W. P. Carey has forged a 25-year track record as a successful asset manager and is widely recognized as the pioneer and leader in net-lease financing for corporations. It is one of the largest lessors of net-leased corporate properties in the United States, owning more than 32 million square feet in 42 states with an aggregate value of approximately $2 billion.

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     This press release and other related press materials are available on the
KCSA Worldwide website at www.kcsa.com.


                  ** FACT SHEET IS AVAILABLE UPON REQUEST **